MULTIMEDIA CONCEPTS INTERNATIONAL, INC.
                              448 West 16th Street
                            New York, New York 10011

                         SPECIAL MEETING OF STOCKHOLDERS
                         To Be Held on December 23, 1996

To the Stockholders of
 Multimedia Concepts International, Inc.


                  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of MULTIMEDIA CONCEPTS INTERNATIONAL, INC. (the "Corporation") will be held at the offices of Klarman & Associates at One World Trade Center, Suite 7967, New York, New York 10048 on December 23, 1996 at 9:30 a.m., New York time, for the following purposes:

1. To authorize the Corporation to sell or dispose of its shares of common stock of American Eagle Industries Corp. or effect the dissolution thereof; and

2. To authorize the Corporation to sell or dispose of its shares of common stock of Multi Media Publishing, Inc., unless contrary instructions are given.

         The close of business on October 28, 1996 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment thereof.

         You are cordially invited to attend the meeting. Whether or not you plan to attend, please complete, date and sign the accompanying proxy and return it promptly in the enclosed envelope to assure that your shares are represented at the meeting. If you do attend, you may revoke any prior proxy and vote your shares in person if you wish to do so. Any prior proxy will automatically be revoked if you execute the accompanying proxy or if you notify the Secretary of the Corporation, in writing, prior to the Special Meeting of Shareholders.

                                              By order of the Board of Directors

                                                         Allean Goode, Secretary

Dated: December 2, 1996

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                     Multimedia Concepts International, Inc.
                              448 West 16th Street
                            New York, New York 10011


                                 PROXY STATEMENT

                                       FOR

                         Special Meeting of Stockholders
                         To Be Held on December 23, 1996



          This proxy statement and the accompanying form of proxy have been mailed on December 2, 1996 to the stockholders of record on October 28, 1996 of Multimedia Concepts International, Inc., a Delaware corporation (the "Corporation") in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Special Meeting to be held on December 23, 1996 and at any adjournment thereof.


                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

          Shares of the Corporation's common stock, par value, $.001 per share (the "Common Stock") represented by an effective proxy in the accompanying form will, unless contrary instructions are specified in the proxy, be voted (i) FOR the proposal to authorize the Company to sell or dispose of its shares of common stock of American Eagle Industries Corp. ("American Eagle") (ii) FOR the proposal to authorize the Company to sell or dispose of its shares of common stock of Multi Media Publishing, Inc. ("MMP").

         Any such proxy may be revoked at any time before it is voted. A stockholder may revoke this proxy by notifying the Secretary of the Corporation either in writing prior to the Special Meeting or in person at the Special Meeting, by submitting a proxy bearing a later date or by voting in person at the Special Meeting. An affirmative vote of a plurality of the shares of Common Stock, present in person or represented by proxy, at the Special Meeting and entitled to vote thereon is required to approve the proposal. A stockholder voting through a proxy who abstains with respect to the proposal is considered to be present and entitled to vote on the proposal at the meeting, and is in effect a negative vote, but a stockholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the proposal shall not be considered present and entitled to vote on the proposal. A stockholder voting through a proxy who abstains with respect to approval of any other matter to come before the meeting is considered to be present and entitled to vote on that matter and is in effect a negative vote, but

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



a stockholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on any such matter shall not be considered present and entitled to vote thereon.

          The Corporation will bear the cost of the solicitation of proxies by the Board of Directors. The Board of Directors may use the services of its executive officers and certain directors to solicit proxies from stockholders in person and by mail, telegram and telephone. Arrangements may also be made with brokers, fiduciaries, custodians, and nominees to send proxies, proxy statements and other material to the beneficial owners of the Corporation's Common Stock held of record by such persons, and the Corporation may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

          A copy of the Corporation's report on Form 10-QSB for the nine months ended June 30, 1996 accompanies this proxy statement.

          The principal executive offices of the Corporation are located at 448 West 16th Street, New York, NY 10011 the Corporation's telephone number is (212) 675-6666.


                    VOTING SECURITIES AND SECURITY OWNERSHIP
                   OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The securities entitled to vote at a meeting are the Company's Common Stock. The presence, in person or by proxy, of a majority of shares entitled to vote will constitute a quorum for the meeting. Each share of Common Stock entitles its holder to one vote on each matter submitted to stockholders. On the Record Date there were 3,005,000 shares of Common Stock outstanding. Voting of the shares of Common Stock is on a non-cumulative basis.

         The following table sets forth information as of December 2, 1996, with respect to the beneficial ownership of shares of Common Stock by (i) each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each director, and (iii) all officers and directors as a group. Except to the extent indicated in the footnotes to the following table, each of the individuals listed below possesses sole voting power with respect to the shares of Common Stock listed opposite his name.




                                                                                     Percent of
                                                                 Number of           Common Stock
Name                                                             Shares              Owned (1)
Ilan Arbel (2)(3)(4)                                             1,045,000           34.8%
c/o Multimedia Concepts International, Inc.
448 West 16th Street
New York, New York

Yair Arbel (2)(3)                                                1,045,000           34.8%
c/o Multimedia Concepts International, Inc.
448 West 16th Street
New York, New York

American Toys, Inc.(5)                                           400,000             13.3%
2694 Bishop Drive
San Ramon, CA 94583

Moses Mika European Ventures Corp. (5)                           1,045,000           34.8%
c/o Multimedia Concepts International, Inc.
448 West 16th Street
New York, New York

Alan Berkun (6)                                                  --                  --
c/o Multimedia Concepts International, Inc.
448 West 16th Street
New York, New York

All Officers and Directors                                       1,045,000           34.8%
(3 as a Group) (2)-(6)

(1) Does not give effect to (i) 5,910,000 shares of Common Stock reserved for issuance upon the exercise of the Warrants, (ii) 240,000 shares of Common Stock reserved for issuance upon the exercise of the Underwriter's Warrants and the Warrants underlying the Underwriter's Warrants or (iii) 150,000 shares of Common Stock reserved for issuance under the Company's 1995 Senior Management Incentive Plan, of which an option to purchase 75,000 shares at $8.75 per share has been granted.

(2) Moses Mika, the father of Yair Arbel and Ilan Arbel, is the sole officer, director and stockholder of EVC.

(3) Yair Arbel, a director is the brother of Ilan Arbel, the Chief Executive Officer and a director of the Company. It can be expected that the shares of Common Stock of record and beneficially owned by members of the Arbel family would be voted as a group on matters presented to the Company's stockholders; however there is no voting agreement or arrangements which require such unified voting.

(4) Does not include (i) 2,900,000 shares of Common Stock issuable upon the exercise of Warrants issued to Mr. Arbel, upon Mr. Arbel's exercise of options to purchase 1,900,000 Warrant and 1,000,000 Warrants in April 1996 and May 1996, respectively, which Warrants were sold pursuant to a Form S-8 registration statement or (ii) 585,000 shares of Common Stock and 1,170,000 Warrants sold by Europe American Capital Corp. ("EACC"), a company of which Yair Arbel is an officer, director and sole stockholder, pursuant to the Company's initial public offering registration statement. See "-- Employment Agreements" and "Recent Developments."

(5) In June 1996 EVC, exchanged 400,000 shares of the Company's Common Stock for 3,106,005 shares of common stock of American Toys, Inc. EVC had the right to either pay $1,800,000 for the shares of American Toys, Inc. or transfer 400,000 shares of the Company's Common Stock.

(6) Does not include 50,000 shares and 75,000 shares of Common Stock issued pursuant to the exercise of stock options granted to Alan Berkun in March 1995 and June 1995, respectively, which were sold pursuant to Form S-8 Registration Statements on March 21, 1995 and June 19, 1995, respectively.


                               RECENT DEVELOPMENTS

         As of June 30, 1996, the Company loaned $331,136 to Ilan Arbel, which is payable upon demand and bears no interest.

         As of June 30, 1996, the Company had loaned approximately $420,000 and $400,000 to Hollywood Productions, Inc. and Mister Jay Fashions International, Inc., respectively, of which the $420,000 loaned to Hollywood Productions, Inc. has been repaid. The loans bear no interest and are payable upon demand.

         On April 4, 1996, the board of directors authorized the Company to enter into a compensation agreement with director, Ilan Arbel, and pursuant thereto granted to Ilan Arbel an option to purchase 1,900,000 warrants, identical to the Warrants sold by the Company in its initial public offering. The option was exercisable at $.04 per Warrant. The Warrants and shares underlying the Warrants were registered for resale pursuant to a Form S-8 registration statement. Mr. Arbel exercised this option in full and sold the Warrants in April 1996. In addition, the board authorized the Company to issue an additional option to Mr. Arbel to purchase 200,000 shares of Common Stock at $3.70 per share. On April 19, 1996, the board of directors of the Company and Mr. Arbel amended the compensation agreement and terminated the option to purchase 200,000 shares of Common Stock and in lieu thereof issued an option to purchase an additional 1,000,000 Warrants. The option was exercisable at $.04 per Warrant. The Warrants were registered for resale pursuant to an amendment to the Form S-8 registration statement. Mr. Arbel exercised this option in full and sold the Warrants in May 1996.

         As of May 15, 1996, the Company entered into an employment agreement with Mr. Arbel, for a period of five years, pursuant thereto Mr. Arbel became the President and Chief Executive Officer of the Company. At such time the Company and Mr. Arbel determined that the price paid for the Warrants was too low, and agreed to increase the price to $1.90 per Warrant, which was increased to $2.50 per Warrant, whereby Mr. Arbel owed the Company $7,250,000, which was payable either in cash, or other securities. The term securities is defined as any debt or equity security or convertible security, the underlying security of which, is traded on either a national securities exchange or on the Nasdaq Stock Market. The price for which the securities may be exchanged to reduce the debt shall be 50%of the average bid price of the securities or the underlying securities of a convertible security, for a period of ninety days ending five days prior to the exchange. The employment agreement provides that no other compensation or remuneration be paid to Mr. Arbel during its term. In September 1996, Mr. Arbel transferred 528,070 shares of Play Co. Toys & Entertainment Corp.'s ("Playco") Series E Preferred Stock, each of which is convertible at any time into 20 shares of Playco's common stock as payment of the debt.

         In May 1996, the Company in anticipation of the execution of an employment agreement with Rivka Arbel, granted Mrs. Arbel an option to purchase from the Company up to 600,000 Warrants, which Warrants are to be identical to the Warrants issued in the Company's initial public offering. Initially Mrs. Arbel was to pay $.04 per Warrant and resell the Warrants pursuant to a Form S-8 registration statement, however, the Company and Mrs. Arbel have determined that such price is too low and have decided to increase the price to $2.50 per Warrant, which may be paid either in cash, or other securities, as such term is described above. In June 1996, Mrs. Arbel entered into an employment agreement with the Company, for a period of five years, pursuant thereto Mrs. Arbel became a Vice-President of the Company. The employment agreement provides that no other compensation or remuneration be paid to Mrs. Arbel during its term. In August this agreement was terminated and the 600,000 Warrants returned to the Company's treasury unexercised.

         In May, 1996 the Company formed Video On-Line USA, Inc., a company which entered into a letter of intent to purchase from Video Authoring Systems Group, Inc. ("VAS Group") 51% of its outstanding shares of common stock for $1,000,000. The Company agreed to make an initial investment of$100,000 and agreed to loan an additional $900,000 for the purpose of consummating the purchase of VAS Group. No stock purchase agreement was ever entered into and the acquisition was never consummated. The Company is no longer pursuing this acquisition. Video is currently a company with no operations.

         On May 5, 1996, Video entered into a letter of intent to purchase from the current stockholders of Software Affiliates, Inc. ("Software") 80% of the issued and outstanding shares of its common stock for 150,000 shares of the Company's Common Stock. Additionally, Video agreed to loan to Software an aggregate of $250,000. No stock purchase agreement was ever entered into and the acquisition was never consummated. Video is no longer pursuing this acquisition.

          On June 19, 1996 and October 10, 1996, Ilan Arbel and European American Corp., a company in which Mr. Arbel's brother, Yair Arbel, is the sole officer, director and a principal stockholder, transferred 528,070 shares and 200,000 shares, respectively, of Play Co. Toys & Entertainment Corp.'s ("Playco") Series E Preferred Stock to the Company. Each share of the Series E Preferred Stock is exercisable into 20 shares of Playco's common stock . The transfer by Mr. Arbel was payment of the debt owed for the Warrants purchased pursuant to his employment agreement. In the event such shares are converted into Playco's common stock, the Company would be a beneficial stockholder of Playco.

         On October 21, 1996, the board of directors adopted resolutions authorizing the Company subject to stockholder approval, to terminate its ownership and relationships with American Eagle and MMP as not profitable business investments. In addition, the board has authorized the Companess Corporation ("U.S. Wireless"), a company in which Ilan Arbel is an Officer and beneficial principal stockholder, to exchange 3,000,000 shares of the Company's Common Stock for the shares of Common Stock of Mantra Technologies, Inc. ("Mantra"), owned by U.S. Wireless, comprising 51% of the outstanding shares of Mantra. In addition, the Company would be assigned U.S. Wireless's stock purchase option to obtain the balance of the outstanding shares of Mantra.

         It is expected that the following will be considered at the meeting and action taken thereon.

             I. Adoption of a resolution authorizing the Company to
                Sell or Dispose of its Shares of Common Stock of
                    American Eagle Industries Corp. or Effect
                            the Dissolution thereof.

         The Board of Directors and Management of the Corporation is of the opinion that the continued financing of its subsidiary, American Eagle is no longer in the best interests of the Company and therefore, desires that the stockholders of the Company approve the proposed sale or disposition of the shares of American Eagle by it. Section 271 of the Delaware General Corporation Law requires that a majority of the stockholders of the Company shall be required to approve the sale, lease or exchange of substantially all of the assets and property of the corporation. In the event that the Company can not sell its shares of American Eagle, representing 55% of the outstanding shares of such company, then as majority stockholder it will seek the dissolution and winding up of the affairs of American Eagle, including the sale of any assets of American Eagle and the distribution of such to its stockholders. Pursuant to
Section 275 of the Delaware General Corporation Law the shareholders representing a majority of a corporation's stockholders may resolve to dissolve the corporation. The Company cannot assess whether it will be able to sell its shares of American Eagle, of if sold what the Company can expect to receive therefrom nor can it assess whether the Company will receive any distributions upon the dissolution of American Eagle. As of June 30, 1996, American Eagle owes to the Company $4,308,563. In addition, American Eagles total liabilities are $4,738,060 and total assets are $1,821,012, there being $205,866 in cash and $699,542 of receivables. There are no security interests on any of the assets of American Eagle.

         Upon the consent of a majority of the Company's stockholders, the Company shall terminate the financing of American Eagle's operations. The Company's board of directors has reviewed and analyzed the market for the products of American Eagle and its current operating costs and has determined that American Eagle's long term prospects do not meet with the

Company's goals. Though American Eagle is currently shipping products pursuant to purchase orders received it has not received any new purchases.

         The Company believes that American Eagle's consulting arrangements with American Eagle Imports, Inc. ("AEI") and its principal, Carolyn Seymour Jones, in which it pays a weekly fee of $5,000 should be terminated. In addition, Ms. Amarasekera its designer resigned in May 1996. The Company will continue to seek products, investment and potential acquisitions in companies in the multimedia or Internet industries. Any proceeds from the sale of the shares of American Eagle or proceeds from its dissolution shall be used for such.

         On October 21, 1996, the board of directors adopted resolutions authorizing the Company subject to stockholder approval, to terminate its ownership and relationships with American Eagle and MMP as not profitable business investments. In addition, the board has authorized the Company to enter into a stock purchase agreement with U.S. Wireless Corporation ("U.S. Wireless"), a company in which Ilan Arbel is an Officer and beneficial principal stockholder, to exchange 3,000,000 shares of the Company's Common Stock for the shares of common stock of Mantra Technologies, Inc. ("Mantra"), owned by U.S. Wireless, comprising 51% of the outstanding shares of Mantra. In addition, the Company would be assigned U.S. Wireless's stock purchase option to obtain the balance of the outstanding shares of Mantra. In the event that the Company does not consummate the acquisition of Mantra or engage in any additional business activities, it is possible that the Nasdaq Stock Market will view the Company after its disposition of American Eagle as a 'blind pool", and thereby seek to delist its securities from quotation thereon.

          Mantra is a development stage company formed by Dr. Oliver Hilsenrath, the Chief Executive Officer, president and a director of U.S. Wireless. Mantra is developinftware is being developed to acquaint itself with the user and probe the Internet gathering items which correlate to the users personality/profile and business objectives, which service shall be designed to optimize your search time and use of the Internet. The technology for this product is in the development stage and as of the date hereof there is no product or prototype developed, however, there has been a patent application filed to protect the technology which has been developed. Pursuant to the preliminary terms of the acquisition of Mantra, Dr. Hilsenrath would become the Chief Executive Officer of the Company to continue the progress and development of the Mantra product lines.

         The affirmative vote of the holders of a majority of the shares of the Common Stock issued and outstanding on the record date, voting together as a single class, is required for the approval of this proposal. The Directors and Officers of the Corporation and other principal stockholders owning of record, beneficially, directly and indirectly, an aggregate of approximately 48.1% of such shares outstanding on the record date, have agreed to vote in favor of approval of this proposal.

         The Board of Directors deems this Proposal No. I to be in the best interests of the Corporation and its stockholders and recommends a vote "FOR" approval thereof.

             II. Adoption of a resolution authorizing the Company to
                Sell or Dispose of its Shares of Common Stock of
                          Multi Media Publishing, Inc.

         The Board of Directors and Management of the Corporation is of the opinion that the continued financing of MMP, which is only 34% owned by the Company, is no longer in the best interests of the Company and therefore, desires that the stockholders of the Company approve the proposed sale or disposition of the shares of MMP. The Company cannot assess whether it will be able to sell its shares of MMP and does not believe if such a sale was available that it would generate significant revenues to the Company. As of June 30, 1996 the Company has advanced $285,000 to MMP, none of which has been repaid . In addition, the Company has not received any dividends or distributions from MMP. The Company's management does not believe that MMP's will be successful in developing or marketing its product lines. As of the date hereof MMP has not had any sales and the Company is not aware of the distribution of any of its products for resale. The Company will seek to receive repayment on all loans made to MMP in addition to accrued interest, however, the Company does not believe that it will be successful in obtaining any funds.

         Upon the consent of a majority of the Company's stockholders, the Company shall terminate the financing of MMP's operations. The Company's board of directors has reviewed and analyzed the market for the products of MMP and its current operating costs and has determined that MMP's long term prospects do not meet with the Company's goals. MMP is currently paying its president a salary, however, MMP has had no revenues to pay the expenses of its operations, which are being paid from advances made by the Company to MMP.

         The affirmative vote of the holders of a majority of the shares of the Common Stock issued and outstanding on the record date, voting together as a single class, is required for the approval of this proposal. The Directors and Officers of the Corporation and other principal stockholders owning of record, beneficially, directh shares outstanding on the record date, have agreed to vote in favor of approval of this proposal.

         The Board of Directors deems this Proposal No. II to be in the best interests of the Corporation and its stockholders and recommends a vote "FOR" approval thereof.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In June 1994, in connection with the incorporation of the Company, European Ventures Corp. ("EVC") acquired 1,500,000 shares of the Company's Common Stock for aggregate consideration of $400,000. Moses Mika, the sole officer, director and stockholder of EVC is the father of Ilan and Yair Arbel. Between July 1994 and March 1995, the Company obtained bridge financing (the "Bridge Loan") from Europe American Capital Corp. ("EACC"), of which Yair Arbel is an officer, director and sole stockholder, in the amount of $2,500,000. The Bridge Loan was evidenced by a promissory note dated June 1, 1995 in such principal amount, bearing interest at the rate of 10% per annum and due and payable on September 30, 1996. In connection with such loan, in July 1994, the Company issued EACC 300,000 shares and 600,000 Warrants for aggregate consideration of $300 and $600, respectively. On September 28, 1995 EACC converted $1,510,500 principal amount of the Bridge loan into 285,000 shares of Common Stock and 570,000 Warrants. The sale of the shares of Common Stock, Warrants and shares of Common Stock issuable upon the exercise of the Warrants issued to EACC were registered and sold pursuant to the Company's registration statement on Form SB-2 dated November 9, 1995.

         In May 1994, MMP was incorporated in the State of Delaware. Mitchell Lampert, a partner of Lampert & Lampert, prior counsel to the Company, was a director of MMP until June 1995, when he resigned. The current owners of MMP and their percentage interest is as follows: affiliates of Lampert & Lampert own 22%; Dr. Bert Spilker owns 22%; Howard Wertheim, D.M.D., the President and sole director of MMP, owns 22%; and the Company owns 34%, which in June 1995, TransAtlantic Commerce Corp., a British Virgin Island corporation of which Ilan Arbel is the sole officer and director, and of which Yair Arbel is the sole stockholder were received as a capital contribution.

         In June 1994, American Eagle Industries Corp. ("American Eagle") sold 110,000 shares, 50,000 shares, 20,000 shares, 10,000 shares and 10,000 shares of its Common Stock to EACC, Carolyn Seymour Jones, Dorothy Zimmerman, Anita Friedman and Neil Benedaret, respectively, for consideration of $1,100, $500, $200, $100 and $100, respectively. Anita Friedman, Neil Benedaret and Dorothy Zimmerman are all related to each other. The shares owned by EACC were transferred to the Company as a capital contribution, whereby American Eagle became a 55% owned subsidiary of the Company.

         In July 1994, the stockholders of MMP entered into a stockholders agreement (i) limiting the resale of shares of Common Stock of MMP by its stockholders without giving MMP and the other stockholders the right of first refusal on a pro rata basis (ii) requiring the unanimous consent of the board of directors to take certain actions including (a) amending MMP's certificate of incorporation or by-laws, (b) acquisitions, mergers or the dissolution of MMP,
(c) discharge of its officers, (d) sale or lease of assets, (e) borrowing of money by MMP or any of its officers or directors, (f) the payment of dividends and salaries, (g) capital expenditures of $50,000 or more or (h) the issuance of additional shares. The sole member of the board of directors of MMP is Howard Wertheim, and therefore, Mr. Wertheim controls the operations of MMP.

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         In July 1994,  MMP and Raven Press entered into an agreement,  pursuant to which the CD- ROM version of "Guide to Clinical Trials" and "Patient Recruitment in Clinical Trials " is being co- published by MMP and Raven Press, with expenses and profits, if any, to be split equally between the parties. In addition, under such agreement, the CD-ROM version of "Medical Dictionary in Six Languages" is being published solely by MMP, with a 15% royalty on gross sales payable to Raven Press.

         In March 1995, American Eagle loaned the sum of $135,000 to Dytex Honduras, S.A. ("Dytex"), an entity located in Honduras which is responsible for dyeing the fabric provided by the Company. The loan is due on demand and is payable without interest. As consideration for the loan, Dytex has reduced the Company's labor rate to $1.30 per pound, which is a reduction of $.50 per pound from its normal labor rate of $1.80 per pound.

         In April 1995, EVC, the principal stockholder of the Company, issued a subordinated debenture to Euro-Atlantic Securities, Inc., the underwriter of the Company's initial public offering, in the principal amount of $250,000. The loan is subordinate to all debts of the underwriter, accrues interest at the rate of 10% per annum and the principal amount and accrued interest is due and payable on March 31, 1998. A copy of the loan was filed with the NASD in April 1995. On April 4, 1995 and May 26, 1995, EVC loaned to the Underwriter $50,000 and $75,000, respectively. The loans accrued interest at 10% per annum and matured on the later of August 15, 1995 and the completion by the underwriter of its first public offering in which it acts as an underwriter. These loans were assigned to an unaffiliated party on June 1, 1995.

         On May 5, 1996, Video entered into a letter of intent to purchase from the current stockholders of Software Affiliates, Inc. ("Software") 80% of the issued and outstanding shares of its common stock for 150,000 shares of the Company's Common Stock. Additionally, Video agreed to loan to Software an aggregate of $250,000.

          On June 19,  1996 and  October  10,  1996,  Ilan  Arbel  and  European
American Corp., a company in which Mr. Arbel's brother is the sole officer, director and a principal stockholder, transferred 528,070 shares and 200,000 shares, respectively, of Play Co. Toys & Entertainment Corp.'s ("Playco") Series E Preferred Stock to the Company. Each share of the Series E Preferred Stock is exercisable into 20 shares of Playco's common stock . The transfer by Mr. Arbel was payment of the debt owed for the Warrants purchased pursuant to his employment agreement. In the event such shares are converted into Playco's common stock, the Company would be a beneficial stockholder of Playco. See "Recent Developments."

     As of June 30, 1996, the Company loaned $331,136 to Ilan Arbel, which is Payable on demand and bears no interest. As of June 30, 1996, the Company had loaned approximately $420,000 and $400,000 to Hollywood Productionf which the $420,000 loaned to Hollywood Productions, Inc. has been repaid. The loans bear no interest and are payable upon demand.

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         On  October  21,  1996,  the  board of  directors  adopted  resolutions authorizing the Company subject to stockholder approval, to terminate its ownership and relationships with American Eagle and MMP as not profitable business investments. In addition, the board has authorized the Company to enter
into  a  stock  purchase   agreement  with  U.S.  Wireless   Corporation  ("U.S.
Wireless"), a company in which Ilan Arbel is an Officer and beneficial principal stockholder, to exchange 3,000,000 shares of the Company's Common Stock for the shares of Common Stock of Mantra Technologies, Inc. ("Mantra"), owned by U.S. Wireless, comprising 51% of the outstanding shares of Mantra. In addition, the Company would be assigned U.S. Wireless's stock purchase option to obtain the balance of the outstanding shares of Mantra.

         See "Recent Developments" for a discussion of the Company's employment agreements.

                              FINANCIAL INFORMATION

          A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1996 WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND WILL BE FURNISHED WITHOUT THE ACCOMPANYING EXHIBITS TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST THEREFOR SENT TO ALLEAN GOODE, SECRETARY, MULTIMEDIA CONCEPTS INTERNATIONAL, INC., 448 WEST 16TH STREET, NEW YORK, NY 10011. EACH SUCH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT AS OF OCTOBER 28, 1996 THE PERSON MAKING THE REQUEST WAS THE BENEFICIAL OWNER OF COMMON SHARES OF THE CORPORATION ENTITLED TO VOTE AT THE SPECIAL MEETING OF STOCKHOLDERS.

                               III. OTHER BUSINESS

          As of the date of this proxy statement, the only business which the Board of Directors intends to present, and knows that others will present, at the Special Meeting is that herein above set forth. If any other matter or matters are properly brought before the Special Meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

                                             By Order of the Board of Directors,

                                                                   Allean Goode,
                                                                       Secretary


December 2, 1996


          WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES OF AMERICA.

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                     MULTIMEDIA CONCEPTS INTERNATIONAL, INC.

               SPECIAL MEETING OF STOCKHOLDERS - December 23, 1996

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS


                  The undersigned hereby appoints Ilan Arbel and Sheikhar Boodram and each of them, proxies, with full power of substitution to each, to vote all shares of Common Stock of Multimedia Concepts International, Inc. owned by the undersigned at the Special Meeting of Stockholders of Multimedia Concepts International, Inc. to be held on December 23, 1996 and at any adjournments thereof, hereby revoking any proxy heretofore given. The undersigned instructs such proxies to vote:

I. To authorized the Corporation to sell or dispose of its shares of common stock of American Eagle Industries Corp.

         |_| FOR                                     |_| AGAINST

II. To authorize the Corporation to sell or dispose of its shares of common stock of Multi Media Publishing, Inc.

         |_| FOR                                     |_| AGAINST


and to vote upon any other business as may properly come before the meeting or any adjournment thereof, all as described in the Proxy Statement dated December 2, 1996, receipt of which is hereby acknowledged.


                                (Continued and to be signed on the reverse side)














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


                  Either of the proxies or their respective substitutes, who shall be present and acting shall have and may exercise all the powers hereby granted.

                  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED TO (I) AUTHORIZE THE CORPORATION TO SELL OR DISPOSE OF ITS SHARES OF COMMON STOCK OF AMERICAN EAGLE INDUSTRIES CORP. AND (II) AUTHORIZE THE CORPORATION TO SELL OR DISPOSE OF ITS SHARES OF COMMON STOCK OF MULTI MEDIA PUBLISHING, INC., UNLESS CONTRARY INSTRUCTIONS ARE GIVEN.

                  Said proxies will use their discretion with respect to any other matters which properly come before the meeting.

                  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. PLEASE SIGN AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE.



Dated:___________________________, 1996


---------------------------------------


---------------------------------------


     (Please date and sign exactly as name appears at left. For joint accounts, each joint owner should sign, Executors, administrators, trustees, etc., should also so indicate when signing.)


                                        2

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